UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AAON, INC.
(Exact name of registrant as specified in its charter)

Nevada	87-00448736
(State or other jurisdiction of incorporation or organization	(IRS Employer Identification No.)

2425 S. Yukon, Tulsa, Oklahoma 74107
(Address of principal executive offices)

AAON, Inc. 2016 Long-Term Incentive Plan
(Full title of the plan)

Luke A. Bomer, Esq.
Johnson & Jones, P.C.
Two Warren Place
6120 S. Yale Avenue, Suite 500
Tulsa, Oklahoma 74136
(Name and address of agent for service)

(918) 584-6644
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer.
Large accelerated filer x     Accelerated filer
Non-accelerated filer  Smaller reporting company _ __

If an emerging growth company, indicated by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ___

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

Common stock, $.004 par value	2,500,000 shares (2)	$60.28 (3)	$150,700,000 (3)	$19,560.86 (3)
______________________

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement registers an indeterminable number of additional shares of common stock which may become issuable under the Plan as a result of any future anti-dilution adjustment in accordance with the terms of the Plan or upon a stock split, stock dividend or similar transaction.

(2) As described in the Explanatory Note on page 2 of this Registration Statement, the number of shares of Common Stock being registered represent the 2,500,000 additional shares of AAON, Inc., a Nevada corporation (the “Company”) common stock, $0.004 par value per share (“Common Stock”), approved by the Company’s stockholders on May 12, 2020 for issuance under the AAON, Inc. 2016 Long-Term Incentive Plan, as amended.

(3) Estimated solely for the purpose of calculating the amount of registration fee, in accordance with Securities Act Rule 457(c) and (h), based on the average of the high and low price per share of Common Stock on August 3, 2020, as reported on the NASDAQ Stock Market LLC.

EXPLANATORY NOTE

Registration of Additional Securities

This Registration Statement on Form S-8 (this “Registration Statement”) is filed by AAON, Inc., a Nevada corporation (the “Company” or the “Registrant”), relating to 2,500,000 additional shares of the Company’s common stock, par value $0.004 per share (the “Common Stock”), authorized for issuance under the AAON, Inc. 2016 Long-Term Incentive Plan, as amended (the “Plan”), which shares of Common Stock are in addition to the 6,390,000 shares of Common Stock previously registered on the Company’s registration statements on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on (i) August 3, 2016 (Commission File No. 333-212863) (the “2016 Registration Statement”), and (ii) August 2, 2018 (Commission File No. 333-226512) (the “2018 Registration Statement”, and collectively, with the 2016 Registration Statement, the “Prior Registration Statements”), each of which remain in full force and effect.

On May 12, 2020, the Company’s stockholders approved, among other things, an increase in the number of shares of Common Stock available under the Plan in the amount of 2,500,000 shares of Common Stock.

The Company is filing this Registration Statement for the purpose of registering an additional 2,500,000 shares of Common Stock to be issued under the Plan. The additional shares to be registered by this Registration Statement are of the same class as those securities covered by the Prior Registration Statements and is submitted in accordance with General Instruction E to Form S-8 regarding Registration of Additional Securities. Following the filing of this Registration Statement, there will be an aggregate of 8,890,000 shares of Common Stock registered for issuance under the Plan.

Pursuant to General Instruction E to Form S-8, this Registration Statement incorporates by reference the contents of the Prior Registration Statements to the extent not modified or superseded hereby or by any subsequently filed document that is incorporated by reference herein or therein. In accordance with the instructional note to Part I of Form S-8 as promulgated by the Commission, the information specified by Part I of the Form S-8 has been omitted from this Registration Statement.

Part II

Information Required in the REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

This Registration Statement incorporates herein by reference the following documents which have been filed with the Commission by the Registrant:

(a) The Company’s Annual Report on Form 10-K, for the year ended December 31, 2019, filed with the Commission on February 27, 2020 (Commission File No. 000-18953);

(b) All other reports of the Company filed with the Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Company’s Annual Report referred to in (a) above;

(c) The Company’s Proxy Statements on Schedule 14A filed with the Commission pursuant to Section 14(a) of the Exchange Act on April 1, 2020 (Commission File No. 000-18953) and April 29, 2020 (Commission File No. 000-18953) (to the extent specifically incorporated by reference into the Company’s Annual Report referred to in (a) above); and

(d) The description of the Company’s Common Stock which is contained under the caption “Description of Securities”, in the Company’s Registration Statement on Form S-1 as filed with the Commission on May 29, 1990, as such description was amended by Exhibit 1 to the Company’s Current Report on Form 8-K filed with the Commission on March 24, 1994, and any other amendment or report filed with the Commission for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the initial filing of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which de-registers all securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 8. Exhibits.

See the attached Exhibit Index on the page immediately following the signature pages hereto, which is incorporated herein by reference.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma, on August 6, 2020.

AAON, Inc.

By: /s/ Gary D. Fields
Gary D. Fields
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
__________	________	______

/s/ Gary D. Fields	President, Chief Executive Officer and Director (Principal Executive Officer)	August 6, 2020
Gary D. Fields

/s/ Scott M. Asbjornson	Chief Financial Officer (Principal Financial Officer)	August 6, 2020
Scott M. Asbjornson

/s/ Rebecca A. Thompson	Chief Accounting Officer (Principal Accounting Officer)	August 6, 2020
Rebecca A. Thompson

/s/ Norman H. Asbjornson	Executive Chairman and Director	August 6, 2020
Norman H. Asbjornson

/s/ Angela E. Kouplen	Director	August 6, 2020
Angela E. Kouplen

/s/ Caron A. Lawhorn	Director	August 6, 2020
Caron A. Lawhorn

/s/ Paul K. Lackey, Jr.	Director	August 6, 2020
Paul K. Lackey, Jr.

/s/ Stephen O. LeClair	Director	August 6, 2020
Stephen O. LeClair

/s/ A.H. McElroy II	Director	August 6, 2020
A.H. McElroy II

Exhibit Index

Exhibit Number	Exhibit Description

5.1*	Opinion of Johnson & Jones, P.C.

10.1	AAON, Inc. 2016 Long-Term Incentive Plan, as amended (filed with the Commission on April 1, 2020 as Annex B to the Company’s Definitive Proxy Statement on Schedule 14A, Commission File No. 000-18953, and on April 29, 2020 as Exhibit A to the Company’s Definitive Additional Materials on Schedule 14A, Commission File No. 000-18953), incorporated herein by this reference.

23.1*	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of Johnson & Jones, P.C. (contained in Exhibit 5.1).
________________________________________

* Filed herewith